JUMBOSPORTS INC.

EXHIBIT 11
WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION
FOR THE PERIOD ENDED OCTOBER 31, 1997




                                 Thirteen Weeks Ended   Thirty-Nine Weeks Ended
                                   October 31, 1997         October 31, 1997
                                  --------------------   ----------------------
PRIMARY
  Weighted average common
    stock shares outstanding             20,367,790             20,357,586
  Weighted average stock issued
    assuming exercise of stock
    options using the treasury stock
    method at average market price            0  (1)                 0  (1)

  Total weighted average
    shares outstanding                   20,367,790             20,357,568

  Net loss                             $(45,763,168)          $(49,147,168)

  Primary Loss Per Share                     $(2.25)                $(2.41)

FULLY DILUTED
  Weighted average common
    stock shares outstanding             20,367,790             20,357,586
  Weighted average stock issued
    assuming exercise of stock
    options using the treasury
    stock method at the higher of
    average market price or ending
    market price                              0  (1)                 0  (1)
  Weighted average stock issued
    assuming the as adjusted method
    for the 4 1/4% Convertible
    Subordinated Notes Due 2000               0  (2)                 0  (2)

  Total weighted average
    shares outstanding                   20,367,790              20,357,586

  Net loss as reported                 $(45,763,168)           $(49,147,168)
  Interest adjustment net of
    tax for the 4 1/4%
    Convertible Subordinated Notes            0  (2)                0  (2)

  Net loss                             $(45,763,168)           $(49,147,168)

  Fully diluted loss per share               $(2.25)                 $(2.41)

(1)  Not reported under GAAP as conversion would be anti-dilutive.
(2) Not reported under GAAP as conversion would be anti-dilutive, and dilution less than 3%.